Exhibit 99.1
For more information, contact:
Tom Miller
Chief Financial Officer
(818) 444-2325
tmiller@ixiacom.com
Ixia Announces Preliminary Fourth Quarter Results
CALABASAS, CA—January 6, 2009 — Ixia (Nasdaq: XXIA) today reported certain preliminary financial results for the fourth quarter ended December 31, 2008.
Total revenues for the fourth quarter of 2008 are expected to be in the range of $40.5 to $41.5 million, below the Company’s previous guidance of $44.0 to $48.0 million. Fourth quarter 2008 revenues were impacted by lower than expected bookings from service providers in North America and Europe while bookings from our government accounts were seasonally down from the immediately preceding third quarter. Fourth quarter 2008 sales to our largest account, Cisco Systems, are estimated to be approximately $7.9 million, compared to $9.2 million in the immediately preceding third quarter. Asia Pacific bookings for the fourth quarter of 2008 were at record levels driven by strong network equipment manufacturer bookings in Japan.
On a GAAP basis, we expect to realize a net loss per share of $0.03 to $0.04 for the fourth quarter of 2008 as compared to the Company’s guidance of earnings per diluted share of breakeven to $0.03. During the fourth quarter of 2008, the Company anticipates recording approximately $2.1 million of non-recurring charges, including costs associated with certain strategic initiatives and severance-related charges. The Company’s preliminary 2008 fourth quarter net loss per share estimate excludes any potential impairment charges related to the Company’s auction rate securities that may be required based on the completion of the Company’s year end review and assessment of these investments. Prior to the fourth quarter of 2008, the Company had recorded write-downs through other comprehensive income on the balance sheet of approximately $6.9 million related to the Company’s auction rate securities.
Excluding the impact of non-cash charges for the amortization of acquired intangible assets, stock-based compensation, and the related income tax effects, but including the approximately $2.1 million in non-recurring charges mentioned above, non-GAAP earnings per diluted share for the fourth quarter of 2008 are expected to be approximately $0.02 to $0.03, as compared to the Company’s guidance of $0.05 to $0.08.
“The business environment clearly worsened during the fourth quarter as Ixia, and many of our customers braced for a prolonged period of economic uncertainty while certain customers advised us they were postponing their purchases,” said Atul Bhatnagar, president and CEO of Ixia. “Although we are confident in our business and strategy, we have limited visibility at this time and we will continue to take a cautious approach with respect to operating expenses and capital expenditures in 2009. We ended 2008 in a strong financial position with over $200 million in cash and investments, and no debt. Our strong balance sheet will enable us to execute on opportunities within our core markets as well as other strategic initiatives in 2009.”
On February 5, 2009 after the market closes, Ixia will release full financial results for the fourth quarter and year ended December 31, 2008, and will also host a conference call on that day for analysts and investors to discuss these results and its business outlook for the 2009 first quarter at 5:00 p.m. Eastern Time. Open to the public, a live webcast of the conference call will be accessible from the “Investors” section of Ixia’s Web Site (www.ixiacom.com). Following the live webcast, an archived version will be available in the “Investors” section on the Ixia Web Site for 90 days.
Non-GAAP Information
We have included non-GAAP diluted earnings per share measures in this press release which have not been prepared in accordance with generally accepted accounting principles (“GAAP”). These measures exclude charges for the amortization of acquired intangible assets and stock-based compensation, as well as the related income tax effects of such items. Such charges may be difficult to estimate from period to period and are not directly attributable to the underlying performance of our business operations. The non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance and to provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Investors are encouraged to review the reconciliations of GAAP to non-GAAP financial measures which are included in this press release.
About Ixia
Ixia is a leading provider of IP performance test systems and service verification platforms for IP-based infrastructure and services. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments and enterprises to validate the performance and reliability of complex IP networks, devices, and applications. Ixia’s multiplay test systems address the growing need to test voice, video, and data services and network capability under real-world conditions.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.
Ixia and the Ixia four petal logo are trademarks and/or registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include those identified in our Annual Report on Form 10-K for the year ended December 31, 2007, our Form 10-Q for the quarter ended September 30, 2008 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of GAAP to Non-GAAP diluted earnings (loss) per share – Current Expectations:

	Three months ended
	December 31, 2008
GAAP loss per share	$(0.04)	—	$(0.03)
Stock-based compensation	0.05	—	0.05
Amortization of acquired intangible assets	0.02	—	0.02
Income tax effect	(0.01)	—	(0.01)

Non-GAAP diluted earnings per share	$0.02	—	$0.03

Reconciliation of GAAP to Non-GAAP diluted earnings per share – Previous Guidance:

	Three months ended
	December 31, 2008
GAAP diluted earnings per share	$0.00	—	$0.03
Stock-based compensation	0.04	—	0.04
Amortization of acquired intangible assets	0.02	—	0.02
Income tax effect	(0.01)	—	(0.01)

Non-GAAP diluted earnings per share	$0.05	—	$0.08